Exhibit 8.2

July 9, 2026

Dominion Energy, Inc.
600 East Canal Street
Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as counsel to Dominion Energy, Inc., a Virginia corporation (“Company”), in connection with the Agreement And Plan Of Merger dated May 15, 2026, by and among NextEra Energy, Inc., a Florida corporation (“Parent”), WG Development Corp., a Virginia corporation and wholly-owned Subsidiary of Parent (“Merger Sub Corp”), CS Holdco, LLC, a Virginia limited liability company and wholly-owned Subsidiary of Parent (“LLC Sub” and, together with Merger Sub Corp, the “Merger Subs”) and the Company, pursuant to which Parent will acquire all of the stock of the Company pursuant to the merger of Merger Sub Corp with and into the Company (the “First Merger”) and, immediately following the First Merger, the merger of the Surviving Corporation with and into the LLC Sub (the “Second Merger” and, together with the First Merger, the “Mergers” and, such agreement, the “Merger Agreement”). This opinion is being delivered in connection with the Registration Statement on Form S-4 filed on July 9, 2026, with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”), and the related Joint Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”). Capitalized terms used herein but not defined shall have the meanings set forth in the Merger Agreement.

In preparing our opinion, we have relied upon the accuracy and completeness of certain statements, representations, warranties, covenants and information made by representatives of Parent, Merger Subs and the Company, including the accuracy and completeness of all representations and covenants set forth in certificates dated as of the date hereof by officers of Parent and the Company, respectively. We have also relied upon the accuracy and completeness of the statements, representations, warranties, covenants and information set forth in (i) the Merger Agreement, (ii) the Registration Statement, (iii) the Proxy Statement/Prospectus and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

For purposes of this opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by Parent and the Company.

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In preparing our opinion, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons and the authenticity of all documents. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance with the terms of the Merger Agreement and such other operative documents and that such documents accurately reflect the material facts of such transactions.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (“IRS”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Consequences,” it is our opinion that under current U.S. federal income tax law, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, representation, statement, covenant, or assumption relied upon herein that becomes incorrect or untrue. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. We consent to the use of our name in the Registration Statement and with the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ McGuireWoods LLP

McGuireWoods LLP

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